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                                                                    Exhibit 99.1


[HAWK CORPORATION LOGO]



           HAWK COMPLETES OFFERING OF $110 MILLION 8 3/4% SENIOR NOTES
                        AND NEW $30 MILLION BANK FACILITY

Cleveland, Ohio - November 1, 2004 - Hawk Corporation (AMEX: HWK) announced today that it has completed two financing transactions to replace its existing debt instruments.

In the first transaction, Hawk completed its previously disclosed private offering of $110.0 million 8 3/4% Senior Notes due 2014. The Notes represent senior unsecured obligations of Hawk and are guaranteed by Hawk's domestic subsidiaries. Interest is payable semi-annually and the Notes mature in November 2014.

Concurrently with the completion of the Notes offering, Hawk closed a new five year, senior secured credit facility with KeyBank National Association. The new bank facility has a maximum revolving credit commitment of $30.0 million.

Hawk will use the initial borrowings under its new bank facility along with proceeds of the Notes to refinance all of its outstanding 12% Senior Notes due 2006, to repay loans under its previous bank facility and to pay fees and expenses related to these transactions. Hawk will use its new bank facility to finance its ongoing working capital requirements and for general corporate purposes.

"We are pleased to have extended the maturity of our high yield bonds to ten years with a very attractive fixed interest rate and covenant terms," stated Joseph J. Levanduski, the Vice President - CFO of Hawk. "This, combined with our new bank facility, will provide Hawk with ample liquidity and flexibility to continue its long-term growth initiatives."

THE COMPANY

Hawk Corporation is a leading worldwide supplier of highly engineered products. Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction equipment, farm equipment and recreational and performance automotive vehicles. Through its precision components group, Hawk is a leading supplier of powder metal and metal injected molded components used in industrial, consumer and other applications, such as pumps, motors and transmissions, lawn and garden equipment, appliances, small hand tools, trucks and telecommunications equipment. Hawk's performance racing group manufactures clutches and gearboxes for motorsport applications and performance automotive markets. Headquartered in Cleveland, Ohio, Hawk has approximately 1,600 employees and 16 manufacturing, research and administrative sites in five countries at its continuing operations.

FORWARD-LOOKING STATEMENTS

This press release may include forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control

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of Hawk, that could cause actual results to differ materially from such statements. As noted, actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk's filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2003, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date that such statement is made, and Hawk undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

COMPANY CONTACT INFORMATION

Ronald E. Weinberg, Chairman, CEO and President
(216) 861-3553

Thomas A. Gilbride, Vice President - Finance
(216) 861-3553

Hawk Corporation is online at:  www.hawkcorp.com